UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934
                                (Amendment No. 1)

                              DIALEX MINERALS INC.

                           (Formerly VHS NETWORK INC.)
                    ---------------------------------------
                                (Name of Issuer)

                                  COMMON SHARES
                    ---------------------------------------
                         (Title of Class of Securities)

                                    252485107
                    ---------------------------------------
                                 (CUSIP Number)

                       Alex Stewart c/o Condor Gold Corp.
                        56 Temperance Street Suite 600,
                                 ON M5H 3V5 00
                                  416-368-6161
            --------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                February 5, 2004
                    ----------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. [ ]

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. ..................................

         1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).

         Condor Gold Corp.

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         2. Check the Appropriate Box if a Member of a Group (See Instructions)

         (a) ...................................................................

         (b)  ..................................................................

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         3. SEC Use Only..................................................

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         4. Source of Funds (See Instructions) Other (share exchange)

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         5. Check if Disclosure  of Legal  Proceedings  Is Required  Pursuant to
         Items 2(d) or 2(e) .................

--------------------------------------------------------------------------------

         6. Citizenship or Place of Organization

         Ontario, Canada.
--------------------------------------------------------------------------------

                    7. Sole Voting  Power:  35,500,200  common  shares

                    ------------------------------------------------------------

Number of           8. Shared Voting Power .....................................
Shares
Beneficially        ------------------------------------------------------------
Owned by
Each                9. Sole Dispositive Power. 35,500,200 common shares
Reporting
Person With         ------------------------------------------------------------

                   10. Shared Dispositive Power

                    ------------------------------------------------------------


              11. Aggregate Amount  Beneficially Owned by Each Reporting Person:
                  35,500,200 Common Shares

--------------------------------------------------------------------------------

              12. Check if the  Aggregate  Amount in Row (11)  Excludes  Certain
                  Shares (See Instructions) ...........

--------------------------------------------------------------------------------

              13. Percent  of Class  Represented  by Amount  in Row (11)  94.07%

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                                       2

              14. Type of Reporting Person (See Instructions) CO.

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                                    Signature
                                    ---------

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date March 11, 2004

/s/  Alexander Stewart
------------------------------
Signature

Name/Title Alexander Stewart

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement: provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.



            Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)




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